                                                           EXHIBIT NO. 99.1(e)


                               MFS SERIES TRUST I


                           CERTIFICATION OF AMENDMENT
                            TO DECLARATION OF TRUST

                         ESTABLISHMENT AND DESIGNATION
                                   OF SERIES

                                      AND

                         ESTABLISHMENT AND DESIGNATION
                                   OF CLASSES



         Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated January 6, 1995 (the "Declaration") of MFS Series Trust I, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, hereby establish and designate five new series of Shares (as defined in the Declaration), such series to have the following special and relative rights:

                    1.  The new series shall be designated:

                        - MFS Blue Chip Fund;
                        - MFS New Discovery Fund;
                        - MFS Convertible Securities Fund;
                        - MFS Research International Fund; and
                        - MFS Science and Technology Fund.

                    2. The series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of such series. Each Share of the series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which Shares of the series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the series, and shall be entitled to receive its pro rata share of the net assets of the series upon liquidation of the series, all as provided in
                    Section 6.9 of the Declaration.

                    3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the series as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration.
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                    4.  The  assets  and  liabilities  of  the  Trust  shall  be allocated among the previously established and existing series of the Trust and such new series as set forth in
                    Section 6.9 of the Declaration.

                    5. Subject to the provisions of Section 6.9 and Article IX of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such establishment and designation of series of Shares.

         Pursuant to Section 6.9(h) of the Declaration, this instrument shall be effective upon the execution by a majority of the Trustees of the Trust.

         The undersigned, being a majority of the Trustees of the Trust, acting pursuant to Section 6.10 of the Declaration, do hereby divide the Shares of each of MFS Blue Chip Fund, MFS New Discovery Fund, MFS Convertible Securities Fund, MFS Research International Fund and MFS Science and Technology Fund, to create four classes of Shares, within the meaning of Section 6.10, as follows:

         1. The four classes of shares are designated "Class A Shares," "Class B Shares," "Class C Shares" and "Class P Shares";

         2. Class A Shares, Class B Shares, Class C Shares and Class P Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

         3. The purchase price of Class A Shares, Class B Shares, Class C Shares and Class P Shares, the method of determination of the net asset value of Class A Shares, Class B Shares, Class C Shares and Class P Shares, the price, terms and manner of redemption of Class A Shares, Class B Shares, Class C Shares and Class P Shares, any conversion feature of Class B Shares, and the relative dividend rights of holders of Class A Shares, Class B Shares, Class C Shares and Class P Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended;

         4. Class A Shares, Class B Shares, Class C Shares and Class P Shares shall vote together as a single class except that shares of a class may vote separately on matters affecting only that class and shares of a class not affected by a matter will not vote on that matter; and

         5. A class of shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholder of the class.

         IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of
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Massachusetts,  as of this 9th day of  October,  1996 and  further  certify,  as provided by the provisions of Section 9.3(d) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with the second sentence of Section 9.3(a) of the Declaration.



A. KEITH BRODKIN                    WALTER E. ROBB, III
A. Keith Brodkin                    Walter E. Robb, III
76 Farm Road                        35 Farm Road
Sherborn, MA  01770                 Sherborn,  MA  01770



RICHARD B. BAILEY                   ARNOLD D. SCOTT
Richard B. Bailey                   Arnold D. Scott
63 Atlantic Avenue                  20 Rowes Wharf
Boston,  MA  02110                  Boston, MA  02110



MARSHALL N. COHAN                   JEFFREY L. SHAMES
Marshall N. Cohan                   Jeffrey L. Shames
2524 Bedford Mews Drive             38 Lake Avenue
Wellington,  FL  33414              Newton, MA  02159



LAWRENCE H. COHN                    J. DALE SHERRATT
Lawrence H. Cohn                    J. Dale Sherratt
45 Singletree Road                  86 Farm Road
Chestnut Hill,  MA  02167           Sherborn, MA  01770



SIR J. DAVID GIBBONS                WARD SMITH
Sir J. David Gibbons                Ward Smith
"Leeward"                           36080 Shaker Blvd
5 Leeside Drive                     Hunting Valley, OH 44022
"Point Shares"
Pembroke,  Bermuda  HM  05



ABBY M. O'NEILL
Abby M. O'Neill
200 Sunset Road
Oyster Bay,  NY  11771